Exhibit 10.127

CONSULTING SERVICES CONTRACT

Agreement entered into this day of 17 July, 2013 between CHRYSALIS PHARMA PARTNERS, LLC (hereinafter “Consultant”) with a principal place of business at 385 Route 24, Suite 1G, Chester, N.J. 07930 and VG Life Sciences, Inc. (hereinafter “Company”) with a principal place of business at 121 Gray Avenue, Santa Barbara, CA 93101.

WHEREAS, Consultant is in the business of providing consulting services in the drug development field with specific focus on strategic considerations, preclinical aspects and toxicology and drug metabolism.

WHEREAS, Company is developing therapies for unmet medical needs.

WHEREAS, Company desires to have Consultant provide such services upon the terms and conditions set forth in this Agreement and Consultant desires to provide such services to Company as described above, and as more fully set forth in this Agreement.

WHEREAS, Consultant and Company warranty and represent that each has the authority to enter into this Contract and to perform all obligations hereunder.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.       Term of Agreement. This agreement shall commence on 25SEP2013 and shall continue in full force and effect unless terminated upon written notice of intent to terminate by either party or unless otherwise terminated pursuant to this agreement. Consultant and Company shall have the right to terminate this agreement upon 20 days written notice.

2.       Duties and Obligations.

(a) Consultant shall perform the duties and have the obligations pursuant to this agreement as more particularly set forth on Exhibit A attached hereto:

(b) Company shall have the following obligations pursuant to this agreement: Provide all information necessary for Consultant to perform its duties and any additional duties described in detail in Exhibit A.

3.       Independent Contractor. Consultant is an independent contractor and not an employee, servant, agent or joint venturer of or with Company. All persons that perform any of the duties or obligations of Consultant pursuant to this agreement are employees, servants, independent contractors or agents of Consultant and not Company. Consultant will indemnify and hold harmless Company from and against any and all claims, damages, losses or liability which shall arise from or are connected to the taxes of Consultant, its employees, servants, independent contractors or agents. Company acknowledges that Consultant may perform similar services for other companies. Consultant is not eligible for, or entitled to, and shall not participate in, any of the health, pension or fringe benefit plans of Company, if any exist. Participation in these plans is limited to employees of Company.

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4.       Licensure. Consultant, and all persons to perform services pursuant to this agreement, shall be required to maintain and provide Company with evidence of proper licensure and appropriate certification or accreditation, if required by any governing body, or set forth in the duties herein, during the term of this agreement.

5.       Billing. Company shall pay Consultant pursuant to Schedule B attached hereto. In addition, Consultant shall be reimbursed for reasonable and customary travel expenses, if any, incurred by Consultant in the performance of such services for Company upon receipt of all supporting documentation. Company shall not be responsible or liable for any course, expenses or charges for services performed by Consultant unless prior written confirmation has been provided by Company.

6.       Confidential Information.

(a)       Access to books and records: Each party, its agents, employees and any independent contractors hired to perform services pursuant to this Agreement, may receive and have access to information, technical data, records, documents of the other party, of any kind whatsoever, including, but not limited to, technical data, analyses, studies, client information and lists, fee structures, financial information, research and development, future plans and other personal or professional information, and receive information concerning the other during conversations with staff or agents of the other party, all information so obtained being Confidential Information and/or Trade Secrets to the other party, and subject to the Confidentiality Agreement. The availability of the books and records shall be subject to any and all applicable Health and Human Services rules and regulations and other applicable laws or regulations. If either party enters into any agreement with a subcontractor to provide services to the other party, the subcontracting party shall ensure that the above described provision regarding access to books, documents and records is part of any such agreement.

(b)       Media: Consultant shall not submit for publication any paper containing any Confidential Information or data without the written permission of Company. Consultant may not utilize any reference to Company in any publicity, press release or advertising, including any reference to this Contract for Services or the Confidentiality Agreement, without the written permission of Company.

(c)       Intellectual Property: All concepts, inventions, ideas, patent rights, data, trademarks, copyrights and/or other intellectual property rights which arise out of any work related to this Contract, or work product, are the exclusive property of Company and all ownership rights are vested in Company. Consultant agrees that it will sign all necessary documents or take such other actions as Company may reasonably request in order to perfect any and all such rights.

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7.       No Assignment. Consultant shall have no authority to assign their obligations pursuant to this Contract without the prior written consent of Company. Company shall be entitled to assign their obligations to a subsidiary, affiliate or related Consultant.

8.       Arbitration

(a)	If any dispute arises between the parties hereto with respect to this Agreement and/or performance under the Agreement, the dispute shall be submitted to binding arbitration before the American Arbitration Association in Morris County, N.J.

(b)	Each party shall be responsible for fifty (50%) of the arbitration cost.

(c)	This Agreement shall be interpreted, enforced and governed by the substantive laws of the State of New Jersey and the decision of the arbitrator shall be enforceable in the New Jersey Courts.

(d)	The breaching party shall pay to the non-breaching party all of the non-breaching party’s costs and expenses, including attorney fees, incurred by such party in enforcing the terms of this Agreement.

9.       Supervision. Consultant shall not be subject to the provisions of any personnel handbook or the rules and regulations applicable to employees of Company since Consultant shall fulfill his responsibilities independent of, and without supervisory control, by Company.

10.     Compliance. In the performance of the project, each party agrees to comply with all applicable laws, rules and regulations as well as any applicable ethics rules. Each party further agrees to make all required disclosures and obtain all approvals concerning this Agreement that are required by law, rule or regulation, including any required notification to a relevant ethics committee or government agency. If Consultant is an employee with any other person or entity, such employer must also sign this Agreement.

11.      Indemnification and Liability:

a.	Liability. In no event shall Consultant be liable to Company whether a claim be in tort, contract or otherwise (a) for any amount in excess of the total professional fees paid by Company to Consultant under this Agreement, or (b) for any consequential, indirect or similar damages related to services provided under this agreement, except to the extent finally determined to have resulted from willful misconduct or fraud by Consultant relating to such services.

b.	Company agrees to indemnify and hold harmless Consultant from any and all third party claims, liabilities, costs and expenses relating to services provided under this Agreement, except to the extent finally determined to have resulted from willful misconduct or fraudulent behavior by Consultant relating to such services.

c.	Consultant will not use the business relationship with Company to advertise its consulting services nor otherwise promote business. Conditions set forth in this Agreement shall be disclosed publicly only when required by appropriate legal authority.

12.       Termination. Immediately upon the receipt of written notice that this Agreement shall be terminated, Consultant shall immediately cease work, deliver to Company all work performed to date, and return all Confidential Information as described herein and in the Confidentiality Agreement. Upon such termination, Company shall be obligated to pay Consultant any monies due and owing up through the termination date for services actually performed and all reasonable expenses actually incurred.

13.       Headings. The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

14.       Modification. No alteration or modification to any of the provisions of this Agreement shall be valid unless in writing and signed by both parties.

15.       Miscellaneous

(a)	Company retains administrative and professional responsibility for the services performed herein solely to comply with the requirements of Medicare and Medicaid programs. Consultant specifically agrees to be responsible for its own acts and omission of any person who performs any duties or obligations of Consultant.

(b)	Any notice required under this agreement shall be by certified mail, return receipt requested, or by next day delivery service, addressed as following:

Consultant: James MacDonald (address as set forth above); Company: John Tynan (address as set forth above) and shall be deemed received three days after days after mailing or one actually received, whichever is earlier.

(a)	The parties agree that they shall not discriminate on account of race, sex, color, religion, national origin or handicap or other characteristic protected by law.

(b)	Consultant agrees to keep confidential all medical and nursing records of, and all other information about, each person.

(c)	There are no third party beneficiaries of or to this Agreement.

17. Complete agreement

This Agreement is the sole and entire agreement between the parties relating to the subject matter hereof, and supersedes all prior understanding, agreements and documentation on this matter. Only an instrument executed in writing by both parties may amend this Agreement. If any provisions of this Agreement are deemed unenforceable, that provision shall not invalidate the remaining provisions contained in this Agreement, and they shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

/s/ James MacDonald	/s/ illigible
CHRYSALIS PHARMA PARTNERS, LLC	VG Life Sciences, Inc.
By: JAMES MACDONALD, PRESIDENT	By:John P. Tynan
Date: 23SEP2013	Date: 9/23/2013

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EXHIBIT A

SCHEDULE OF DUTIES AND OBLIGATIONS

Consultant: James MacDonald will review material sent by Company with a specific focus on the appropriateness of the proposed preclinical toxicology program to support the desired indication. This review may expand to a review of materials necessary for Consultant to provide advice to the Company on the most appropriate indication to pursue to enable rapid transit into clinical trials. To facilitate this expanded conversation, Consultant will contract with Dr. Catherine Strader of Artemis Pharma Partners, LLC to take advantage of her expertise in bringing new molecules forward from discovery. Under this scenario, Dr. Strader would be required to sign a CDA with Company in addition to Consultant. The specific deliverable of this engagement is a recommendation to the Company on next steps the Company may wish to consider with respect to its preclinical first-in-human enabling program. Depending on the outcome of these initial discussions, Consultant may be asked to perform additional duties with regard to supporting the development program at the direction of Company. If this occurs, this agreement will be amended to reflect the change in scope.

EXHIBIT B

COMPENSATION

Company will pay Consultant for the services specified above at a rate of USD 450/hr ($ 3600/day). Payment will be expected 30 days after Consultant submits an invoice to Company detailing the work performed.

Consultant will provide an initial review of the preclinical toxicology program with a not to exceed amount of $15,000 unless the Company agrees to an increase. Consultant will then outline a budget for its services beyond this initial review for the Company’s approval.